Exhibit 99.1

For Immediate Release

June 26, 2017

Media Contact:Susan Blair (501) 978-2217

Investor Contact:Tim Hicks (501) 978-2336

Bank of the Ozarks Completes Internal Reorganization

LITTLE ROCK, ARKANSAS–Bank of the Ozarks (the “Bank”) (NASDAQ: OZRK) today announced the completion of its previously announced corporate reorganization in which Bank of the Ozarks, Inc., the Bank’s parent holding company, was merged with and into the Bank, with the Bank continuing as the surviving corporation.  The primary purpose of the reorganization is to create a more efficient corporate structure by eliminating the Bank’s holding company. The business operations, directors and executive officers of the Bank will not change as a result of the reorganization.

Pursuant to this reorganization, the Bank replaced Bank of the Ozarks, Inc. as the publicly-traded entity and shareholders of Bank of the Ozarks, Inc. automatically became shareholders of the Bank, with the same number of shares and same ownership percentage of the Bank as they held in Bank of the Ozarks, Inc. immediately prior to the reorganization.  The common stock of the Bank will trade on the NASDAQ Global Select Market under the same ticker symbol (“OZRK”), with the same CUSIP number (CUSIP #063904106), as previously used by Bank of the Ozarks, Inc.

In accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Bank will file certain reports, proxy materials, information statements and other information required by the Exchange Act with the Federal Deposit Insurance Corporation (“FDIC”), copies of which can be inspected and copied at the public reference facilities maintained by the FDIC, at the Accounting and Securities Disclosure Section, Division of Risk Management Supervision, 550 17th Street, N.W., Washington, DC 20429. Certain financial and other information filed by the Bank with the FDIC will also be available electronically at the FDIC’s website at http://www.fdic.gov. The Bank maintains the same investor relations website previously used by Bank of the Ozarks, Inc. at http://ir.bankozarks.com and will include the Bank’s filings at that location

ABOUT BANK OF THE OZARKS

Bank of the Ozarks, an Arkansas state chartered bank, conducts banking operations through 251 offices in Arkansas, Georgia, Florida, North Carolina, Texas, Alabama, South Carolina, New York and California.  The Bank’s shares trade on the NASDAQ Global Select Market under the symbol “OZRK.” The Bank may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release and certain other communications by the Bank contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements, including but not limited to those regarding the reorganization, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Bank’s present expectations. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Bank undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in Bank of the Ozarks, Inc.’s filings with the Securities and Exchange Commission and the Bank’s filings with the FDIC.